Exhibit 99.1


             DeVry Inc. Acquires Advanced Academics Inc.

   Continues Diversification with Investment in Growing Online High
                             School Market


    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--Oct. 17, 2007--DeVry Inc. (NYSE: DV), a global provider of educational services, announced today that it has signed an agreement to acquire Advanced Academics Inc.
(AAI), a leading provider of online secondary education, for $27.5 million in cash. Closing is expected to occur by October 31, 2007.

    Founded in 2000 and headquartered in Oklahoma City, Okla., AAI partners with school districts to help high school students graduate and succeed. AAI supplements traditional classroom programs through online course instruction using highly qualified teachers and a proprietary technology platform specifically designed for secondary education. AAI also operates virtual high schools in partnership with school districts and charter schools in 6 states. Since its inception, AAI has delivered online learning programs to more than 20,000 students in more than 200 school districts.

    "The acquisition of Advanced Academics is an investment in a high-growth market, and consistent with our strategy of aggressive growth in online education," said Daniel Hamburger, president and CEO of DeVry Inc. "We also see opportunities to articulate high school graduates to our postsecondary offerings, and to enhance our existing relationships with high schools."

    The existing AAI management team and employees will remain in place in Oklahoma City, and will report to Steven Riehs, vice president and general manager of DeVry Online. Jeffrey A. Elliott, president and CEO of AAI, will continue to serve as president. The financial results of AAI will be reported as part of the DeVry University segment.

    "DeVry Inc. is a true pioneer and leader in career-focused education," said Elliott. "We are extremely pleased to be joining an organization that has a proven track record of helping students achieve their educational and career goals. We believe we can grow AAI faster, with quality, by leveraging the resources, relationships and reputation of DeVry."

    According to the U.S. Department of Education, enrollment in online high school programs grew by 73 percent annually from 2000 to 2006. Eduventures, Inc., a leading provider of higher education research and consulting services, projects that revenue in this market will be $2 billion by 2011, compared to $325 million in 2006. Eighteen states currently allow online charter schools and 25 states have state-sponsored online school programs. Additionally, 36 percent of school districts offer some online learning programs, while 72 percent of school districts intend to increase online learning in the near future.

    "The online high school market is poised for significant growth," said Adam Newman, managing vice president at Eduventures. "This emergent market will have a significant impact on the future of K-12 education, as has been the case with online initiatives in the postsecondary market during the past decade."

    AAI is accredited by the North Central Association (NCA) and the Commission on International and Trans-Regional Accreditation (CITA). All AAI faculty hold bachelor's or master's degrees in their subject area, are multi-state certified and have significant traditional classroom experience.

    About DeVry Inc.

    DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

    Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2007 and filed with the Securities and Exchange Commission on August 24, 2007.


    CONTACT: DeVry Inc.
             Investor Contact:
             Joan Bates
             jbates@devry.com
             630-574-1949
             or
             Dresner Corporate Services
             Media Contact:
             David Gutierrez
             dgutierrez@dresnerco.com
             312-780-7204